UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2011

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On December 14, 2011, Horizon Bancorp (the “Company”) and its wholly owned subsidiary, Horizon Bank, N.A. (the “Bank”), entered into an employment agreement with James D. Neff. The agreement provides that Mr. Neff will continue to serve as the Secretary of the Company and the Executive Vice President of the Bank for a term of three years. The term of the agreement will be extended for an additional one-year period beyond the then-effective expiration date on each annual anniversary of the date of the agreement until the year in which Mr. Neff reaches the age of sixty-three, unless the Company delivers notice to Mr. Neff within sixty days prior to the expiration of any one-year period that the term will not be extended.  Mr. Neff currently is fifty-one years old.

The agreement also provides that Mr. Neff will continue to receive an annual base salary equal to the amount being paid to him on the date of the agreement, subject to adjustment based on the annual review of the Compensation Committee of the Company’s Board of Directors, but the adjusted base salary amount may not be less than Mr. Neff’s base salary on the date of the agreement, which was $245,193.

The Company may terminate Mr. Neff’s employment immediately for “cause” as defined in the agreement. The Company also may terminate Mr. Neff’s employment without cause upon not less than thirty days’ prior notice. Mr. Neff may terminate his employment immediately for “good reason” as defined in the agreement or upon not less than thirty days’ prior notice without good reason.

If the Company terminates Mr. Neff’s employment without cause or if Mr. Neff terminates his employment with good reason, the agreement provides for the Company to pay Mr. Neff an amount equal to his then-current annual base salary plus an amount equal to the average of his bonuses for the previous two calendar years. The agreement also provides for Mr. Neff to receive health and certain other benefits for a one-year period, subject to certain limitations. If the Company terminates Mr. Neff’s employment for cause, Mr. Neff terminates his employment without good reason or in the event of Mr. Neff’s death or disability, the agreement provides for the payment of vested or accrued amounts under incentive compensation and employee benefits plans and other benefits to which he is entitled.

If Mr. Neff’s employment is terminated upon a change in control of the Company, the agreement provides for the Company to pay Mr. Neff an amount equal to twice his then-current annual base salary plus an amount equal to the average of his bonuses for the previous two calendar years.  In addition, the agreement provides for Mr. Neff to receive health and certain other benefits for a one-year period, subject to certain limitations.

The agreement also includes provisions protecting the Company’s and the Bank’s confidential business information and restrictions on competition by Mr. Neff.  The employment agreement supersedes, cancels and replaces the change-of-control agreement, dated October 18, 1999, between the Bank and Mr. Neff.

The employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated December 14, 2011, among Horizon Bank, N.A., Horizon Bancorp and James D. Neff

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 14, 2011	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Location
10.1	Employment Agreement, dated December 14, 2011, among Horizon Bank, N.A., Horizon Bancorp and James D. Neff	Attached